Exhibit 99.1

FOR IMMEDIATE RELEASE

T2 Biosystems, Inc. Announces $50M Credit Facility

— Retiring Former Debt Facility; Significantly Decreases Near-Term Cash Needs —

LEXINGTON, Mass., January 5, 2017 — T2 Biosystems, Inc. (NASDAQ:TTOO), a company developing innovative diagnostic products that improve patient health and deliver a strong economic return to healthcare institutions, today announced that it has entered into a $50 million debt facility agreement with CRG LP. The new facility consists of an initial draw of $40 million and the ability to borrow an additional $10 million through and including July 27, 2018, based on certain operating milestones.

The company is using approximately $28 million of the initial term loan proceeds to retire existing debt facilities and promissory notes and, subject to payment of expenses related to the transaction, intends to retain the remainder of the initial term loan proceeds, plus any additional amounts borrowed, for general corporate purposes, working capital and the company’s strategic priorities. The new credit facility includes terms that greatly diminish cash debt service in the coming periods while the company solidifies its foundation of installed T2 Magnetic Resonance (T2MR®) base technology and works toward delivering the T2BacteriaTM Panel to the market, which is anticipated to occur later this year.

“Today’s announcement with CRG, coupled with the recent $40 million investment by Canon Partners U.S.A and the funding received through other partnerships including the partnership with Allergan, has put T2 Biosystems in a strong financial position to help fund our future growth and drive value for our shareholders,” said John McDonough, president and chief executive officer of T2 Biosystems. “Further, we remain confident in the business’ strategic direction and are squarely focused on executing against our key priorities — growing our customer base, introducing new products to expand our suite of services, expanding our partnership pipeline and highlighting the power of our technology through customer success stories and real-world data.”

“We are delighted to be partnering with T2 Biosystems — the leader in whole blood-based sepsis testing,” said Nate Hukill, president of CRG. “We believe that as a result of their innovative T2MR platform, strong product pipeline and compelling recent customer successes, T2 Biosystems has an opportunity to transform the current landscape of diagnostic testing, and we are excited to help support those efforts.”

Additional details regarding this financing will be available in the Company’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

WBB Securities LLC acted as financial advisor on the transaction.

About T2 Biosystems

T2 Biosystems is focused on developing innovative diagnostic products to improve patient health. With two FDA-cleared products targeting sepsis and a range of additional products in development, T2 Biosystems is an emerging leader in the field of in vitro diagnostics. The Company is utilizing its proprietary T2 Magnetic Resonance platform, or T2MR, to develop a broad set of applications aimed at lowering mortality rates, improving patient outcomes and reducing the cost of healthcare by helping medical professionals make targeted treatment decisions earlier. T2MR enables the fast and sensitive detection of pathogens, biomarkers and other abnormalities in a variety of unpurified patient sample types, including whole blood, eliminating the time-consuming sample prep required in current methods. For more information, please visit www.t2biosystems.com.

About CRG

Founded in 2003, CRG (previously known as Capital Royalty L.P.) is a healthcare-focused investment firm that delivers pioneering growth capital financing solutions to the global healthcare industry. With over $2.5 billion of assets under management across 40 healthcare investments, CRG provides growth capital to healthcare companies primarily through structured debt and senior secured loans. CRG works across the spectrum of healthcare products, technologies and services and targets investment sizes ranging between $20 million and $300 million. The firm partners with innovative, commercial-stage healthcare companies that address large, unmet medical needs who are seeking flexible financing solutions with a committed, value-add partner to achieve their growth objectives. CRG is headquartered in Houston, Texas with offices in Boulder, Colorado and New York, New York. Please visit us at www.crglp.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the performance of the Company’s diagnostic products and the ability to bring such products to market. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. For more information on risk factors for T2 Biosystems, Inc.’s business, please refer to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 9, 2016, under the heading “Risk Factors,” and other filings the Company makes with the Securities and Exchange Commission from time to time.  Any such forward-looking statements represent management’s estimates as of the date of this press release. While the Company may elect to update such forward-looking statements at some point in the future, it disclaims any obligation to do so, even if subsequent events cause its views to change. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

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Contacts for T2 Biosystems:

Media Contact:

Susan Heins, Pure Communications

susan@purecommunicationsinc.com

864-346-8336

Investor Contact:

Matt Clawson, Pure Communications

matt@purecommunicationsinc.com

949-370-8500

Contacts for CRG:

Luke Düster

Managing Director

713.209.7361

lduster@crglp.com

or

CRG Media Contact:

Nick Rust

212.279.3115 ext. 252

nrust@prosek.com

Related Links

http://www.crglp.com